EXHIBIT 10.38

Credit Agreement

between

Pope Resources, A Delaware Limited Partnership,

As Borrower

and

Bank of America, N.A.,

as Lender,

Dated as of March 27, 2001

Banc of America Securities LLC,

as

Sole Arranger

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS
1.1.	Defined Terms
1.2.	Use of Certain Terms
1.3.	Accounting Terms
1.4.	Rounding
1.5.	Exhibits and Schedules
1.6.	References to Agreements and Laws

SECTION 2. THE COMMITMENT AND EXTENSIONS OF CREDIT

2.1.	The Commitment
2.2.	Borrowings, Conversions and Continuations of Loans
2.3.	Prepayments
2.4.	Reduction or Termination of Commitment
2.5.	Principal and Interest
2.6.	Fees
2.7.	Computation of Interest and Fees
2.8.	Making Payments
2.9.	Funding Sources
2.10.	General Partners’ Liability

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY

3.1.	Taxes
3.2.	Illegality
3.3.	Inability to Determine Offshore Rate
3.4.	Increased Cost and Reduced Return; Capital Adequacy
3.5.	Breakfunding Costs
3.6.	Matters Applicable to all Requests for Compensation
3.7.	Survival

SECTION 4. CONDITIONS PRECEDENT TO extensions of credit

4.1.	Conditions of Initial Extension of Credit
4.2.	Conditions to all Extensions of Credit

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1.	Existence and Qualification; Power; Compliance with Laws
5.2.	Power; Authorization; Enforceable Obligations
5.3.	No Legal Bar
5.4.	Financial Statements; No Material Adverse Effect
5.5.	Litigation
5.6.	No Default
5.7.	Ownership of Property; Liens
5.8.	Taxes
5.9.	Margin Regulations; Investment Company Act; Public Utility Holding Company Act
5.10.	ERISA Compliance
5.11.	Intangible Assets
5.12.	Compliance With Laws
5.13.	Environmental Compliance

i

5.14.	Insurance
5.15.	Disclosure

SECTION 6. AFFIRMATIVE COVENANTS

6.1.	Financial Statements
6.2.	Certificates, Notices and Other Information
6.3.	Payment of Taxes
6.4.	Preservation of Existence
6.5.	Maintenance of Properties
6.6.	Maintenance of Insurance
6.7.	Compliance With Laws
6.8.	Inspection Rights
6.9.	Keeping of Records and Books of Account
6.10.	Compliance with ERISA
6.11.	Compliance With Agreements
6.12.	Use of Proceeds

SECTION 7. NEGATIVE COVENANTS

7.1.	Indebtedness
7.2.	Liens and Negative Pledges
7.3.	Fundamental Changes
7.4.	Dispositions
7.5.	Investments
7.6.	Lease Obligations
7.7.	Restricted Payments
7.8.	ERISA
7.9.	Change in Nature of Business
7.10.	Transactions with Affiliates
7.11.	Hostile Acquisitions
7.12.	Limitations on Upstreaming
7.13.	Margin Regulations
7.14.	Financial Covenants
7.15.	Timberland Acquisitions
7.16.	Change in Auditors

SECTION 8. EVENTS OF DEFAULT AND REMEDIES

8.1.	Events of Default
8.2.	Remedies Upon Event of Default

SECTION 9. MISCELLANEOUS

9.1.	Amendments; Consents
9.2.	Requisite Notice; Effectiveness of Signatures and Electronic Mail
9.3.	Attorney Costs, Expenses and Taxes
9.4.	Successors and Assigns; Participations
9.5.	Set-Off
9.6.	No Waiver; Cumulative Remedies
9.7.	Usury
9.8.	Counterparts
9.9.	Integration
9.10.	Nature of Lender’s Obligations
9.11.	Survival of Representations and Warranties
9.12.	Indemnity by Borrower
9.13.	Nonliability of Lender

ii

9.14.	No Third Parties Benefited
9.15.	Severability
9.16.	Confidentiality
9.17.	Further Assurances
9.18.	Headings
9.19.	Time of the Essence
9.20.	Governing Law
9.21.	Waiver of Right to Trial by Jury

EXHIBITS

Form of

A		Request for Extension of Credit
B		Compliance Certificate
C		Promissory Note
D		Opinion of Counsel
E		Plum Creek Property

SCHEDULES

	7.01	Existing Indebtedness, Liens and Negative Pledges
	9.02	Notice Addresses and Lending Office

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 27, 2001 by and between POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (“Borrower”) and BANK OF AMERICA, N.A. (“Lender”).

RECITAL

Borrower has requested that Lender provide a revolving line of credit, and Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1.         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Applicable Amount” means a per annum rate equal to:

(a)           with respect to Base Rate Loans, zero percent;

(b)           with respect to Offshore Rate Loans, two percent; and

(c)           with respect to the Commitment Fee, 0.25 percent.

“Applicable Payment Date” means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or converted in whole or in part, and the Maturity Date; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls every three months after the beginning of such Interest Period; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Lender.

“Applicable Time” means Seattle time.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2000, and the related consolidated statements of income and cash flows for such fiscal year of Borrower.

“BAS” has the meaning assigned to such term in Section 2.6(b).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “prime rate.”  Such rate is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan which bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Account” has the meaning assigned to such term in Section 2.8(b).

“Borrower Party” means Borrower or any Person other than Lender and any Affiliate of Lender from time to time party to a Loan Document.

“Borrowing Base Limit” means, as of any date of determination, a Dollar amount equal to the product of 0.35 times (a) the market value of the Plum Creek Property, as set forth in the appraisal dated March 2001 prepared by Atterbury Consultants, Inc., plus (b) the purchase price or, if an appraisal acceptable to Lender has been obtained, the appraised value of any unencumbered timberland acquired by Borrower following the Closing Date, minus (c) the Dollar amount of proceeds received by Borrower in connection with the sale of any Plum Creek Property following the Closing Date.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Lending Office is located and, if such day relates to any Offshore Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

“Cash Flow Coverage Ratio” means, for any period, the ratio of (a)  Consolidated EBITDA for such period minus internally financed capital expenditures made by Borrower and its Subsidiaries during such period, to (b) the sum of (i) Consolidated Interest Charges during such period plus (ii) all scheduled payments of principal with respect to Consolidated Funded Indebtedness required to be made by Borrower and its Subsidiaries during such period.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the membership interests of such Person; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date on which all the conditions precedent in Section 4.1 are satisfied or waived by Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means $27,000,000, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement.

“Commitment Fee” has the meaning assigned to such term in Section 2.6(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation, amortization, and depletion expense deducted in determining such Consolidated Net Income, and (e) the cost basis of land sold.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of Borrower and its Subsidiaries, and (c) without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than Borrower or any Subsidiary.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of Borrower and its Subsidiaries in connection with Consolidated Funded Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Debt to Capitalization Ratio” means, as of any date of determination, the ratio of Consolidated Funded Indebtedness as of such date to the sum of Total Capitalization as of such date plus Consolidated Funded Indebtedness as of such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate plus the Applicable Amount, if any, applicable to Base Rate Loans plus 2% per annum; provided, however, that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Amount) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Determination Period” means, as of any date of determination, the period consisting of the twenty consecutive trading days prior to such determination date on which at least 500 shares of Borrower’s partnership units were traded on the NASDAQ National Market System.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.  The determination of the Eurodollar Reserve Percentage and the Offshore Base Rate by Lender shall be conclusive in the absence of manifest error.

“Event of Default” means any of the events specified in Section 8.

“Extension of Credit” means the borrowing, Conversion or Continuation of any Loan (collectively, the “Extensions of Credit”).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions as determined by Lender.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other

 Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hood Canal Property” means the real property legally described in (1) Exhibit A to Schedule A to the Commitment for Title Insurance issued by Transnation Title Insurance Company as of 8:30 a.m. on February 14, 2001 (File No. 50-1004829), (2) Schedule A to the commitment for title insurance issued by Jefferson Title Company as of 8:00 a.m. on February 12, 2001 (Order No. 56684R), (3) Exhibit A to Schedule A to the Commitment for Title Insurance issued by Mason County Title Company as of 8:00 a.m. on March 9, 2001 (Order Number 83332), and (4) Schedule A to the commitment for title insurance issued by Clallam Title Company as of 8:00 a.m. on March 9, 2001 (Order No. 79790-R).

“Indebtedness” means, as to any Person at a particular time, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d)           whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           lease payment obligations under capital leases or Synthetic Lease Obligations; and

(f)            all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to Requisite Lenders.

“Indemnified Liabilities” has the meaning set forth in Section 9.12.

“Indemnitees” has the meaning set forth in Section 9.12.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Period” means for each Offshore Rate Loan, (a) initially, the period commencing on the date such Offshore Rate Loan is disbursed or Continued or Converted into such Offshore Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) one, two, three or six months thereafter; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          unless Lender otherwise consents, there may not be more than six Interest Periods for Offshore Rate Loans in effect at any time.

“Investment” means, as to any Person, any acquisition or any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests in such other Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“John Hancock Indebtedness” means (a) the Indebtedness in an aggregate initial principal amount of up to $30,000,000 provided or to be provided to Borrower by John Hancock Life Insurance Co. in March or April of 2001, and (b) the Indebtedness in an aggregate initial principal amount of $16,000,000 provided to Borrower by John Hancock Life Insurance Co. pursuant to a Promissory Note and related Timberland Deed of Trust and Security Agreement with Assignment of Rents, both dated as of April 29, 1992, between Borrower and John Hancock Life Insurance Co.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Office” means the office or offices of Lender described as such on Schedule 9.02, or such other office or offices as Lender may from time to time notify Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Loan” means any advance made as provided in Section 2 (collectively, the “Loans”).

“Loan Documents” means this Agreement and each Note, each Request for Extension of Credit, each Compliance Certificate, each certificate, each fee letter, and each other instrument, document and agreement from time to time delivered in connection with this Agreement.

“Market Capitalization” means, as of any date of determination, a Dollar amount equal to the product of (a) the average number of Borrower’s partnership units that are outstanding during the Determination Period with respect to such date of determination multiplied by (b) the average (rounded to the nearest penny) of the closing bid and ask prices (per partnership unit) of Borrower’s partnership units on the NASDAQ National Market System during such Determination Period, as reported in The Wall Street Journal.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of any Borrower Party, or (c) materially impairs or could reasonably be expected to materially impair the ability of any Borrower Party to perform the Obligations.

“Maturity Date” means (a) September 27, 2002, or (b) such earlier date upon which the Commitment may be terminated in accordance with the terms of this Agreement.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing or prepayment of, or Conversion into, Base Rate Loans	$100,000	$100,000

Borrowing, prepayment or Continuation of, or Conversion into, Offshore Rate Loans	$250,000	$100,000

Reduction in Commitments	$1,000,000	$1,000,000

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a Contractual Obligation that restricts Liens on property.

“Note” means a promissory note made by Borrower in favor of Lender evidencing Loans made by Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Borrower Party or any Subsidiary or Affiliate of any Borrower Party.

“Offshore Base Rate” means, for any Interest Period:

(a)           the rate per annum equal to the rate determined by Lender to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by Lender as the rate of interest at which Dollar deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, Converted or Continued and with a term equivalent to such Interest Period would be offered by Lender’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Offshore Rate” means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Lender pursuant to the following formula:

Offshore Rate =	Offshore Base Rate
1.00 – Eurodollar Reserve Percentage

“Offshore Rate Loan” means a Loan bearing interest based on the Offshore Rate.

“Ordinary Course Dispositions” means:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of cash, cash equivalents, inventory, timber and other property in the ordinary course of business;

(c)           Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or any Subsidiary determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or such Subsidiary; and

(d)           Dispositions of assets or property by any Subsidiary to Borrower or another wholly-owned Subsidiary;

provided, however, that no such Disposition shall be for less than the fair market value of the property being disposed of.

“Ordinary Course Indebtedness” means:

(a)           intercompany Guaranty Obligations of Borrower or any Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

(b)           Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds;

(c)           Ordinary Course Swap Obligations;

(d)           trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days;

(e)           Indebtedness incurred under capital leases entered into for the acquisition of equipment, and other personal property, in the ordinary course of business; and

(f)            deferred taxes.

“Ordinary Course Investments” means Investments consisting of:

(a)           cash and cash equivalents;

(b)           advances to officers, directors and employees of Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments of any Subsidiary in Borrower or another Subsidiary;

(d)           extensions of credit to customers or suppliers of Borrower and Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(e)           loans and other extensions of credit to, and other Investments in, Borrower’s Subsidiaries up to an aggregate principal amount of $3,000,000; and

(f)            Guaranty Obligations permitted by Section 7.1.

“Ordinary Course Liens” means:

(a)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, loggers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)           pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(f)            attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise a Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture.

“Ordinary Course Swap Obligations” means all obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that each of the following criteria is satisfied:  (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles or certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the aggregate outstanding principal amount of all Loans.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Plan” means any employee benefit plan maintained or contributed to by a Borrower Party or by any trade or business (whether or not incorporated) under common control with a Borrower Party as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

“Plum Creek Property” means the real property legally described in Exhibit E.

“Port Gamble Environmental Issue” means the contamination of Borrower’s property at Port Gamble, Washington, which is the subject of ongoing inquiry and oversight by the State of Washington Department of Ecology and remediation activity of Borrower and Pope & Talbot, Inc.

“Port Ludlow Agreement” means the Real Estate Purchase and Sale Agreement entered into as of January 12, 2001 by and between HCV Partners LLC, Borrower, and Olympic Property Group LLC, Olympic Real Estate Development LLC, Olympic Real Estate Management, Inc. and Olympic Resorts LLC.

“Port Ludlow Property” means the real and personal property defined as the “Property” in the Port Ludlow Agreement.

“Publicly Traded” means, as of any date of determination, that Borrower’s partnership units are beneficially owned by at least 500 Persons who are not affiliates of Borrower within the meaning of Rule 405 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Request for Extension of Credit” means, unless otherwise specified herein, a written request substantially in the form of Exhibit A, duly completed and signed by a Responsible Officer of Borrower and delivered by Requisite Notice.

“Requisite Notice” means a notice delivered in accordance with Section 9.2.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for:

• Borrowing or prepayment of a Base Rate Loan	10:00 a.m.	Same Business Day as such borrowing or prepayment

• Conversion into a Base Rate Loan	10:00 a.m.	3 Business Days prior such Conversion

• Borrowing, prepayment or Continuation of, or Conversion into, an Offshore Rate Loan	11:00 a.m.	3 Business Days prior to such borrowing, prepayment Continuation or Conversion

• Voluntary reduction in or termination of Commitment	11:00 a.m.	5 Business Days prior to such reduction or termination

Payments to Borrower or Lender	11:00 a.m.	On date payment is due

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Borrower Party.  Any document or certificate hereunder that is signed by a Responsible Officer of a Borrower Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower Party.

“Restricted Payment” means:

(a)           the declaration or payment of any dividend or distribution by Borrower or any Subsidiary, either in cash or property, on any shares of the capital stock of any class of Borrower or any Subsidiary (except dividends or other distributions payable solely in shares of capital stock of Borrower or any Subsidiary or payable by any Subsidiary to Borrower or to a wholly-owned Subsidiary);

(b)           the purchase, redemption or retirement by Borrower or any Subsidiary of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock, whether directly or indirectly;

(c)           any other payment or distribution by Borrower or any Subsidiary in respect of its capital stock, either directly or indirectly;

(d)           any Investment other than an Investment otherwise permitted under any Loan Document; and

(e)           the prepayment, repayment, redemption, defeasance or other acquisition or retirement for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness not otherwise permitted under any Loan Document to be so paid, other than with respect to the John Hancock Indebtedness.

“Revolving Loan Limit” means (a) at all times prior to the sale of the Port Ludlow Property, the Commitment, and (b) at all times after the sale of the Port Ludlow Property, the lesser of (i) the Commitment or the (b) Borrowing Base Limit.

“Shareholders’ Equity” means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender).

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means $3,000,000.

“Total Capitalization” means, as of any date of determination, (a) if Borrower’s partnership units are Publicly Traded, the Market Capitalization of Borrower as of such date, and (b) if Borrower’s partnership units are not Publicly Traded, Shareholders’ Equity as of such date minus the Intangible Assets of Borrower and its Subsidiaries as of such date.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by an officer of such Person).

“type” of Loan means (a) a Base Rate Loan, and (b) an Offshore Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

1.2.         Use of Certain Terms.

(a)           All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b)           As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c)           The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof.  The term “including” is by way of example and not limitation.  References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d)           The term “or” is disjunctive; the term “and” is conjunctive.  The term “shall” is mandatory; the term “may” is permissive.

1.3.         Accounting Terms.  All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.4.         Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5.         Exhibits and Schedules.  All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.  A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6.         References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2.

THE COMMITMENT AND EXTENSIONS OF CREDIT

2.1.         The Commitment.

(a)           Subject to the terms and conditions set forth in this Agreement, Lender agrees to make, Convert and Continue Loans until the Maturity Date in such amounts as Borrower may from time to time request; provided, however, that the Outstanding Obligations shall not exceed the Revolving Loan Limit at any time.  Subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

(b)           Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business.  Upon the request of Lender, the Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts.  Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Such Notes, loan accounts and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.2.         Borrowings, Conversions and Continuations of Loans.

(a)           Borrower may irrevocably request a borrowing, Conversion or Continuation of Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Lender not later than the Requisite Time therefor.  All borrowings, Conversions and Continuations of Loans shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b)           Lender shall promptly notify Borrower of the interest rate applicable to any Offshore Rate Loan upon determination of same.  Lender shall from time to time notify Borrower of any change in its prime rate used in determining the Base Rate promptly following the public announcement of such change.  Upon satisfaction of the applicable conditions set forth in Section 4, all funds shall be credited in immediately available funds to Borrower by deposit of such funds into the Borrower Account (and funding of Loans pursuant to this Agreement shall be made solely in this manner).

(c)           Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan.  During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Offshore Rate Loans, and Lender may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans.

(d)           If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lender, as the case may be, shall, unless Lender otherwise requests, make available the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

2.3.         Prepayments.  Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty.  If for any reason the Outstanding Obligations exceed the Revolving Loan Limit as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.  Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.5.

2.4.         Reduction or Termination of Commitment.  Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Commitment in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or terminate the Commitment.  Upon the earlier of the sale of the Port Ludlow Property or June 27, 2001, Borrower will permanently and irrevocably reduce the Commitment to $17,000,000.  Any reduction or termination of the Commitment pursuant to this Section 2.4 shall be accompanied by payment of all accrued and unpaid fees with respect to the portion of the Commitment being reduced or terminated.

2.5.         Principal and Interest.

(a)           Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.

(b)           Subject to subsection (c) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to (i) in the case of Base Rate Loans, the sum of the Base Rate plus the Applicable Amount, and (ii) in the case of Offshore Rate Loans, the sum of the Offshore Rate plus the Applicable Amount.

(c)           If any amount payable by any Borrower Party under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

2.6.         Fees.

(a)           Commitment Fee.  Borrower shall pay to Lender a commitment fee (the “Commitment Fee”) equal to the Applicable Amount times the actual daily amount by which the Revolving Loan Limit exceeds the Outstanding Obligations.  The Commitment Fee shall accrue at all times from the Closing Date until the Maturity Date, prorated for portions of any calendar year in which the Commitment is in effect, and shall be payable quarterly in arrears on each Applicable Payment Date.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect. The Commitment Fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(b)           Advisory Fee.  On the Closing Date, Borrower shall pay to Banc of America Securities LLC (“BAS”) an upfront advisory fee pursuant to a separate letter agreement between Borrower and BAS.  Such upfront fee is for the advisory services provided by BAS prior to the Closing Date and is fully earned on the date paid.

2.7.         Computation of Interest and Fees.  Computation of interest on Base Rate Loans when the Base Rate is determined by Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lender than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.8.         Making Payments.

(a)           Except as otherwise provided herein, all payments by Borrower shall be made to Lender at its Lending Office, and all payments by Lender shall be made to Lender in the deposit account from time to time designated by Borrower to Lender, in each case not later than the Requisite Time for such type of payment.  All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day.  All payments shall be made in immediately available funds in lawful money of the United States of America.  All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)           On each date when the payment of any principal, interest or fees are due under this Agreement or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Lender (as such account shall be designated by Borrower in a written notice to Lender from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date.  Borrower hereby authorizes Lender (i) to deduct automatically all principal, interest or fees when due under this Agreement or under any Note from the Borrower Account, and (ii) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due, to deduct automatically any such amount from any or all of the accounts of Borrower maintained with Lender.  Lender agrees to provide timely written notice to Borrower of any automatic deduction made pursuant to this Section 2.8(b), showing in reasonable detail the amounts of such deduction.  Lender agrees to reimburse Borrower for amounts, if any, deducted from such accounts in excess of amounts due hereunder or under any other Loan Document.

(c)           Subject to the definition of “Interest Period,” if any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

2.9.         Funding Sources.  Nothing in this Agreement shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10.       General Partners’ Liability.  The obligations of Borrower hereunder shall be nonrecourse as to the general partners of Borrower and their assets, and neither general partner shall have any liability to Lender hereunder or under any other Loan Document.

SECTION 3.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1.         Taxes.

(a)           Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender accurately computes to be necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           Borrower agrees to indemnify Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Lender, amounts payable under Section 3.1(c) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

3.2.         Illegality.  If Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower, any obligation of Lender to make Offshore Rate Loans shall be suspended until the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay or Convert all Offshore Rate Loans, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans.  Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

3.3.         Inability to Determine Offshore Rate.  If, in connection with any Request for Extension of Credit involving any Offshore Rate Loan, Lender determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Lender shall promptly notify Borrower.  Thereafter, the obligation of Lender to make or maintain such Offshore Rate Loan shall be suspended until Lender revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for an Offshore Rate Loan or, failing that, be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.4.         Increased Cost and Reduced Return; Capital Adequacy.

(a)           If Lender determines that any Laws:

(i)            subject Lender to any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans, or change the basis on which taxes are imposed on any amounts payable to Lender under this Agreement in respect of any Offshore Rate Loans;

(ii)           shall impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender (including the Commitment); or

(iii)          shall impose on Lender or on the offshore interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased cost or reduction.

(b)           If Lender determines that any change in or the interpretation of any Laws have the effect of reducing the rate of return on the capital of Lender or compliance by Lender (or its Lending Office) or any corporation controlling Lender as a consequence of Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender’s desired return on capital), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction.

3.5.         Breakfunding Costs.  Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

3.6.         Matters Applicable to all Requests for Compensation.  A certificate of Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error.  In determining such amount, Lender may use any reasonable averaging and attribution methods.  For purposes of this Section 3, Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Base Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market, whether or not such Offshore Rate Loan was in fact so funded.

3.7.         Survival.  All of Borrower’s obligations under this Section 3 shall survive termination of the Commitment and payment in full of all Obligations.

SECTION 4.

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.1.         Conditions of Initial Extension of Credit.  The obligation of Lender to make the initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a)           Except as otherwise specified by Lender, Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower Party, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Lender and its legal counsel:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to Lender and Borrower;

(ii)           if requested by Lender, a Note executed by Borrower in favor of Lender, in a principal amount equal to the Commitment;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower Party as Lender may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

(iv)          such evidence as Lender may reasonably require to verify that each Borrower Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Borrower Party’s Organization Documents, certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

(v)           a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.1(c) and (d) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has a Material Adverse Effect;

(vi)          an opinion of counsel to Borrower substantially in the form of Exhibit D hereto; and

(vii)         such other assurances, certificates, documents, consents or opinions as Lender reasonably may require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           The representations and warranties made by Borrower herein, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the Closing Date.

(d)           Each Borrower Party shall be in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing.

(e)           Borrower shall have paid all Attorney Costs of Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Lender).

4.2.         Conditions to all Extensions of Credit.  In addition to the continuing satisfaction of the conditions precedent set forth elsewhere in this Section 4 or in Section 2, the obligation of Lender to honor any Request for Extension of Credit is subject to the following conditions precedent:

(a)           the representations and warranties of Borrower contained in this Agreement, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date.

(b)           no Default or Event of Default exists, or would result from such proposed Extension of Credit.

(c)           Lender shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.

(d)           Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of such Extension of Credit.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

5.1.         Existence and Qualification; Power; Compliance with Laws.  Each Borrower Party is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the state of its incorporation or organization, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all Laws except to the extent that noncompliance does not, individually or in the aggregate, have a Material Adverse Effect.

5.2.         Power; Authorization; Enforceable Obligations.  Each Borrower Party has the power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents.  The Loan Documents have been duly executed and delivered by each Borrower Party, and constitute a legal, valid and binding obligation of each Borrower Party, enforceable against each Borrower Party in accordance with their respective terms.

5.3.         No Legal Bar.  The execution, delivery, and performance by each Borrower Party of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Borrower Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of such Borrower Party or any of its Subsidiaries, (ii) any applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any Contractual Obligation of such Borrower Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of such Borrower Party or any of its Subsidiaries.

5.4.         Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b)           Since the date of the Audited Financial Statements, there has been no event or circumstance that has a Material Adverse Effect.

5.5.         Litigation.  Other than the Port Gamble Environmental Issue, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower after due and diligent investigation, threatened by or against any Borrower Party or any of its Subsidiaries or against any of their properties or revenues which, if determined adversely, has a Material Adverse Effect.

5.6.         No Default.  Neither any Borrower Party nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which has a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

5.7.         Ownership of Property; Liens.  Each Borrower Party and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and each Borrower Party and its Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except (1) for exceptions, limitations, defects, and third-party claims that, taken individually or in the aggregate, do not have a Material Adverse Effect and (2) as permitted in Section 7.2.

5.8.         Taxes.  Each Borrower Party and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by such Borrower Party or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes; provided, however, that in each case no material item or portion of property of any Borrower Party or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.9.         Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           No Borrower Party is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors.

(b)           No Borrower Party or any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10.       ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.11.       Intangible Assets.  Each Borrower Party and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated, except to the extent that a failure to own or possess the right to use such items does not, individually or in the aggregate, have a Material Adverse Effect, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has a Material Adverse Effect.

5.12.       Compliance With Laws.  Each Borrower Party and its Subsidiaries are in compliance in all material respects with all Laws that are applicable to it.

5.13.       Environmental Compliance.  Each Borrower Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except for the Port Gamble Environmental Issue, such Environmental Laws and claims do not, individually or in the aggregate, have a Material Adverse Effect.  Based on information obtained to date, the cost of remediation of the Port Gamble site is estimated by outside consultants to be $10-12 million; Borrower is continuing to negotiate liability issues with Pope & Talbot, Inc., and Borrower’s current best estimate of net cost to Borrower of such remediation is $2-3 million; and a total of $2 million has been reserved for such remediation in the 2000 financial statements of Borrower.

5.14.       Insurance.  The properties of each Borrower Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower Party or such Subsidiary operates.

5.15.       Disclosure.  No statement, information, report, representation, or warranty made by any Borrower Party in any Loan Document or furnished to Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading, and each Borrower Party has disclosed to Lender all facts and circumstances which can reasonably be expected to have a Material Adverse Effect.

SECTION 6.

AFFIRMATIVE COVENANTS

So long as any Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants), cause each Subsidiary to:

6.1.         Financial Statements.  Deliver to Lender in form and detail satisfactory to Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to Lender; and

(b)           as soon as available, but in any event within 45 days after the end of each of the fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.2.         Certificates, Notices and Other Information.  Deliver to Lender in form and detail satisfactory to Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(c)           promptly after request by Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant hereto;

(e)           promptly after the occurrence thereof, notice of any Default or Event of Default;

(f)            notice of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary;

(g)           promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting any Borrower Party where the amount claimed against the Borrower Party or the amount of potential loss exceeds the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, has a Material Adverse Effect;

(h)           promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

(i)            promptly after the occurrence thereof, notice of any Material Adverse Effect;

(j)            on or before July 31 and January 31 of each year, Borrower-prepared reports as of June 30 and December 31, respectively, detailing (i) the total net volume of timber harvested, by species and product, from each tract of real property owned by Borrower and its Subsidiaries, (ii) the number of acres and associated timber volumes destroyed by fire, insects, disease, storms or other causes, (iii) all improvements made to real property owned by Borrower, the number of acres affected by such improvements, and the location of such improvements by reference to plat or other legal description, and (iv) such other information as Lender may reasonably request;

(k)           on a monthly basis, reports as to monthly sales and purchases of timberland and timber, by reference to acreage, timber volume, location and market value, in form and substance sufficient to enable Lender to calculate the Borrowing Base Limit; and

(l)            promptly, such other data and information as from time to time may be reasonably requested by Lender.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

6.3.         Payment of Taxes.  Pay and discharge when due all taxes, assessments, and governmental charges, Ordinary Course Liens or levies imposed on any Borrower Party or its Subsidiaries or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy which is an Ordinary Course Lien under subsection (b) of the definition of such term.

6.4.         Preservation of Existence.  Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect.

6.5.         Maintenance of Properties.  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties.

6.6.         Maintenance of Insurance.  Maintain liability and casualty insurance with financially sound and reputable insurance companies in such amounts with such deductibles and against such risks as is customary for similarly situated businesses.

6.7.         Compliance With Laws.

(a)           Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which has a Material Adverse Effect.

(b)           Conduct its operations and keep and maintain its property in compliance with all Environmental Laws, noncompliance with which has a Material Adverse Effect.

6.8.         Inspection Rights.  At any time during regular business hours, upon reasonable advance notice, and as often as reasonably requested, permit Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the Borrower Parties’ records and books of account and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their officers and key employees, and, upon request, furnish promptly to Lender true copies of all financial information and internal management reports made available to their senior management.

6.9.         Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or the applicable Subsidiary.

6.10.       Compliance with ERISA.  Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.11.       Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith does not have a Material Adverse Effect.

6.12.       Use of Proceeds.  Use the proceeds of Extensions of Credit for (a) the purchase of the Plum Creek Property, (b) the purchase from time to time of other timberland, and (c) other lawful general corporate purposes not otherwise in contravention of this Agreement.

SECTION 7.

NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, without the prior written consent of Lender:

7.1.         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           The John Hancock Indebtedness and all other Indebtedness outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder;

(c)           Ordinary Course Indebtedness; and

(d)           Unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time.

7.2.         Liens and Negative Pledges.  Incur, assume or suffer to exist, any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)           Liens pursuant to any Loan Document;

(b)           Liens on the Hood Canal Property that secure the John Hancock Indebtedness.

(c)           Liens and Negative Pledges existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.1(b);

(d)           Ordinary Course Liens; and

(e)           Other Liens securing Indebtedness in an aggregate principal amount not exceeding $500,000 at any time.

7.3.         Fundamental Changes.  Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except, that so long as no Default or Event of Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) Borrower provided that Borrower shall be the continuing or surviving corporation, (ii) any one or more Subsidiaries, and (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary; provided that when any wholly-owned Subsidiary is merging into another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person or the surviving Person shall become, by virtue of the transaction, a wholly-owned Subsidiary; and

(b)           any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that when any wholly-owned Subsidiary is selling all or substantially all of its assets to another Subsidiary, the Subsidiary acquiring such assets shall be a wholly-owned Subsidiary.

7.4.         Dispositions.  Make any Dispositions, except:

(a)           Ordinary Course Dispositions;

(b)           Dispositions permitted by Section 7.3;

(c)           Dispositions of timberland in the ordinary course of business, provided that no Dispositions of the Plum Creek Property or other timberland acquired after the Closing Date shall occur unless, at the time of such Disposition, and after giving effect to the Disposition, (i) no Default or Event of Default has occurred and is continuing, (ii) the representations and warranties in this Agreement are true and correct as if made at such time, and (iii) no reduction of the Commitment will be required pursuant to Section 2.4.

(d)           Disposition of property pursuant to the Port Ludlow Agreement;

(e)           Disposition of the timber consulting business currently conducted by and through the Canadian Subsidiary of Borrower;

(f)            additional Dispositions involving consideration not exceeding $1,000,000 in the aggregate in any fiscal year of Borrower.

7.5.         Investments.  Make any Investments, except:

(a)           Investments existing on the date hereof;

(b)           Ordinary Course Investments;

(c)           Investments permitted by Section 7.3; and

(d)           additional Investments not exceeding $1,000,000 in the aggregate in any fiscal year of Borrower.

7.6.         Lease Obligations.  Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

(a)           leases in existence on the date hereof and any renewal, extension or refinancing thereof; and

(b)           leases (other than capital leases) entered into or assumed by Borrower or any Subsidiary after the date hereof in the ordinary course of business.

7.7.         Restricted Payments.  Make any Restricted Payments, except that Borrower may declare and make distributions to its partners, or purchase, redeem or otherwise acquire its partnership units or options, warrants or similar rights with respect to such partnership units, provided that the aggregate Dollar amount of all such distributions, purchases, redemptions and acquisitions in any fiscal year does not exceed fifty percent (50%) of Consolidated Net Income for such fiscal year, excluding distributions to pay the reasonably estimated federal and state income tax payable by each unitholder of Borrower on such unitholder’s share of the taxable income of Borrower (as calculated for federal income tax purposes as if all unitholders have the same basis in Borrower’s assets as does Borrower itself); provided, however, that in no event shall Borrower declare or make distributions in any fiscal year, regardless of the type of or reason for such distributions, in excess of seventy-five percent (75%) of Consolidated Net Income for such year; and provided further, that Borrower may not purchase, redeem, or retire any outstanding partnership units if after giving effect to any such purchase, redemption, or retirement, Borrower would be in violation of any of the terms or covenants of this Agreement.

7.8.         ERISA.  At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

7.9.         Change in Nature of Business.  Make any change in the nature of the business of any Borrower Party as conducted and as proposed to be conducted as of the date hereof, other than as a result of Dispositions in accordance with the provisions of Section 7.4 of this Agreement.

7.10.       Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder.

7.11.       Hostile Acquisitions.  Use the proceeds of any Loan in connection with the acquisition of a voting interest of five percent or more in any Person if such acquisition is opposed by the board of directors or management of such Person unless (a) Borrower has given Lender five Business Days’ prior notice thereof and (b) Lender does not object to the use of the proceeds of such Loan for that purpose.

7.12.       Limitations on Upstreaming.  Agree to any restriction or limitation on the making of Restricted Payments or transferring of assets from any Subsidiary of Borrower to Borrower.

7.13.       Margin Regulations.  Use the proceeds of any Extensions of Credit hereunder for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

7.14.       Financial Covenants.

(a)           Cash Flow Coverage Ratio.  Permit Borrower’s Cash Flow Coverage Ratio to be less than 1.10 to 1.00 as of the end of:  (i) the six months ending June 30, 2001, (ii) the three calendar quarter periods ending September 30, 2001, or (iii) any period of four consecutive calendar quarters ending on or after December 31, 2001.

(b)           Debt to Capitalization Ratio.  Permit the Debt to Capitalization Ratio as of the end of any fiscal quarter to be greater than 0.50:1.

7.15.       Timberland Acquisitions.  Purchase or otherwise acquire timberland, in one or a series of related transactions, for a purchase price of $5,000,000 or more (whether paid in cash or otherwise), unless Borrower has obtained from an appraiser acceptable to Lender an appraisal of such timberland confirming that the fair market value of the timberland equals or exceeds the purchase price; provided, however, that if the aggregate purchase price of all unappraised purchases and other acquisitions of timberland following the Closing Date exceeds $20,000,000, then Borrower shall obtain from an appraiser acceptable to Lender an appraisal of such timberland.

7.16.       Change in Auditors.  Change the certified public accountants auditing the books of Borrower except to certified public accountant of nationally recognized standing reasonably acceptable to Lender.

SECTION 8.

EVENTS OF DEFAULT AND REMEDIES

8.1.         Events of Default.  Any one or more of the following events shall constitute an Event of Default:

(a)           Borrower fails to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or

(b)           Borrower fails to pay any interest on any Outstanding Obligations, or any fees due hereunder within three days after the date when due; or fails to pay any other fees or amount payable to Lender under any other Loan Document within five days after the date due; or

(c)           Any default occurs in the observance or performance of any agreement contained in Section 6.1, 6.2, 6.4, 6.8 or 7; or

(d)           The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or any Borrower Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(e)           Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Borrower Party pursuant to or in connection with any Loan Document proves to have been materially incorrect when made or deemed made; or

(f)            (i) Any Borrower Party (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation in such amount to become payable or cash collateral in respect thereof to be demanded, or any Borrower Party is unable or admits in writing its inability to pay its debts as they mature; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) the occurrence of any Termination Event under such Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an Affected Party (as so defined) as a result of which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary is greater than the Threshold Amount; or

(g)           Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Borrower Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(h)           (i)  A final judgment against any Borrower Party is entered for the payment of money in excess of the Threshold Amount after giving effect to the proceeds of any insurance available to the Borrower Party, or any non–monetary final judgment is entered against any Borrower Party which has a Material Adverse Effect and, in each case, if such judgment remains unsatisfied without procurement of a stay of execution within (A) 30 calendar days after the date of entry of judgment or, (B) if earlier, five days prior to the date of any proposed sale, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or

(i)            Any Borrower Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(j)            (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k)           There occurs any Change of Control;

(l)            Borrower Parties and their respective Subsidiaries, taken together, incur aggregate obligations or other liability in excess of $10 million in connection with the Port Gamble Environmental Issue (net of amounts paid or to be paid directly by Pope & Talbot, Inc., and any other third parties, and amounts reimbursed to Borrower by such parties); or

(m)          Any set of circumstances or events occur that (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, or (b) materially impairs or could reasonably be expected to materially impair the ability of any Borrower Party to perform the Obligations.

8.2.         Remedies Upon Event of Default.  Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement, the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)           Upon the occurrence of any Event of Default other than an Event of Default described in Section 8.1(i), Lender may terminate the Commitment and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or notice of any kind, all of which are expressly waived by Borrower.

(b)           Upon the occurrence of any Event of Default described in Section 8.1(i), the Commitment and all other obligations of Lender under the Loan Documents shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, and the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or notice of any kind, all of which are expressly waived by Borrower.

(c)           Upon the occurrence of any Event of Default, Lender, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to protect, exercise and enforce its rights and remedies under the Loan Documents against any Borrower Party and such other rights and remedies as are provided by Law or equity.

(d)           The order and manner in which Lender’s rights and remedies are to be exercised shall be determined by Lender in its sole and absolute discretion.  Regardless of how Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Lender under the Loan Documents.  No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Lender hereunder or thereunder or at Law or in equity.

SECTION 9.

MISCELLANEOUS

9.1.         Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Borrower Party therefrom shall be effective unless in writing signed by Lender and any Borrower Parties party thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2.         Requisite Notice; Effectiveness of Signatures and Electronic Mail.

(a)           Requisite Notice.  Notices given in connection with any Loan Document shall be delivered to the intended recipient at the number and/or address set forth on Schedule 9.02 (or as otherwise specified from time to time by such recipient in writing to Lender) and shall be given by (i) irrevocable written notice or (ii) except as otherwise provided, irrevocable telephonic (not voicemail) notice.  Such notices may be delivered, must be confirmed and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt, and:
Mail	Fourth Business Day after deposit in U.S. mail, first class postage pre-paid

Courier or hand delivery	When signed for by recipient

Telephone (not voicemail)	When conversation completed (must be confirmed in writing)

Facsimile	When confirmed by telephone (not voicemail)

Electronic Mail	When delivered (usage subject to subsection (c) below)

provided, however, that notices delivered to Lender pursuant to Section 2 shall not be effective until actually received by Lender; provided, further, that Lender may require that any notice be confirmed or followed by a manually-signed hardcopy thereof.  Notices shall be in any form prescribed herein and, if sent by a Borrower Party, shall be made by a Responsible Officer of such Borrower Party.  Notices delivered and, if required, confirmed in accordance with this subsection shall be deemed to have been delivered by Requisite Notice.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed hardcopies and shall be binding on all Borrower Parties and Lender. Lender may also require that any such documents and signatures be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Usage of Electronic Mail.  Electronic mail and internet and intranet websites may be used to distribute routine communications, such as financial statements and other information, and to distribute agreements and other documents to be signed by Lender and Borrower Parties.  No other legally-binding and/or time-sensitive communication or Request for Extension of Credit may be sent by electronic mail without the consent of, or confirmation to, the intended recipient in each instance.

(d)           Reliance by Lender.  So long as Lender is acting in good faith, Lender shall be entitled to rely and act upon any notices purportedly given by any Responsible Officer of Borrower and represented by such Responsible Officer to be on behalf of any Borrower Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Lender- from any loss, cost, expense or liability as a result of relying on any notices purportedly given by given by any Responsible Officer of Borrower and represented by such Responsible Officer to be on behalf of any Borrower Party.

9.3.         Attorney Costs, Expenses and Taxes.  Borrower agrees (a) to pay or reimburse Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender.  Any amount payable to Lender under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.  The agreements in this Section shall survive repayment of all Obligations.

9.4.         Successors and Assigns; Participations.  This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender and any such attempted assignment shall be void.  Lender in its sole and absolute discretion may at any time, and from time to time, sell, assign (with the consent of Borrower other than during the existence of a Default or an Event of Default, which consent shall not be unreasonably withheld) or grant participations in all or a portion of the Commitment and/or the Obligations outstanding under this Agreement or any Loan Document.  Borrower hereby acknowledges and agrees that any such assignment or participation will give rise to a direct obligation of Borrower to the assignee or participant upon written notice from Lender to Borrower.  Borrower agrees to execute, and cause each other Borrower Party to execute, any documents reasonably requested by Lender in connection with any such assignment.  All information provided by or on behalf of Borrower to Lender or its Affiliates may be furnished by Lender to its Affiliates and to any actual or proposed assignee or participant.

9.5.         Set-Off.  In addition to any rights and remedies of Lender or any assignee or participant of Lender or any Affiliates thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of the Borrower Parties which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured.

9.6.         No Waiver; Cumulative Remedies.  No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.  Any decision by Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

9.7.         Usury.  Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower.  In determining whether the interest or a fee contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.8.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9.         Integration.  This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

9.10.       Nature of Lender’s Obligations.  Nothing contained in this Agreement or any other Loan Document and no action taken by Lender pursuant hereto or thereto may, or may be deemed to, make Lender a partnership, an association, a joint venture or other entity with Borrower or any Affiliate of Borrower.

9.11.       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof.  Such representations and warranties have been or will be relied upon by Lender, notwithstanding any investigation made by Lender or on its behalf.

9.12.       Indemnity by Borrower.  Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save and hold harmless Lender, its Affiliates and their respective officers, directors, employees, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against:  (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower Party, any of their Affiliates or any of their officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of any Loan, or the relationship of any Borrower Party and Lender under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.  The agreements in this Section shall survive repayment of all Obligations.

9.13.       Nonliability of Lender.  Borrower acknowledges and agrees that:

(a)           Any inspections of any property of Borrower made by or through Lender are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b)           By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

(c)           The relationship between Borrower and Lender is, and shall at all times remain, solely that of borrower and lender; Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; Lender does not undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any other Person is entitled to rely thereon; and

(d)           Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim.

9.14.       No Third Parties Benefited.  This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Lender in connection with the Extensions of Credit, and is made for the sole benefit of Borrower and Lender, and Lender’s successors and assigns.  Except as provided in Sections 9.4 and 9.12, no other Person shall have any rights of any nature hereunder or by reason hereof.

9.15.       Severability.  Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16.       Confidentiality.  Lender and each participant shall use any confidential non-public information concerning the Borrower Parties and their Subsidiaries that is furnished to it by or on behalf of the Borrower Parties and their Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence.  Notwithstanding the foregoing, Lender may disclose Confidential Information (a) to its affiliates or any of its or its affiliates’ directors, officers, employees, auditors, counsel, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Lender’s business or that of its Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Lender’s or any of its Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Lender or any of its Representatives; and (e) pursuant to any subpoena or any similar legal process.  For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Lender’s possession prior to its being provided by or on behalf of the Borrower Parties, provided that such information is not known by Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, a Borrower Party, (y) is or becomes publicly available (other than through a breach hereof by Lender), or (z) becomes available to Lender on a nonconfidential basis, provided that the source of such information was not known by Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

9.17.       Further Assurances.  Borrower and its Subsidiaries shall, at their expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

9.18.       Headings.  Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

9.19.       Time of the Essence.  Time is of the essence of the Loan Documents.

9.20.       Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON APPLICABLE TO

 AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON SITTING IN KING COUNTY OR OF THE UNITED STATES FOR THE WESTERN  DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH BORROWER PARTY AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO.  EACH BORROWER PARTY AND LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.21.       Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

By:	POPE MGP, INC., a Delaware corporation, as Managing General Partner

	By:	/s/ Thomas M. Ringo

	Its:	Vice President and CFO

BANK OF AMERICA, N.A.

By:	/s/ John N. Austenson

Name:	John N. Austenson

Title:	Senior Vice President

EXHIBIT A

FORM OF REQUEST FOR EXTENSION OF CREDIT

Date:

To:	Bank of America, N.A. (“Lender”)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 27, 2001 between Pope Resources, A Delaware Limited Partnership (“Borrower”), and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned hereby requests (select one):

☐  A Loan                                             ☐  A Conversion or Continuation of A Loan

1.             On                                   (a Business Day).

2.             In the amount of $                                    .

3.             Comprised of                                                ..

                                                [type of Loan requested]

4.             For Offshore Rate Loans:  with an Interest Period of                months.

The foregoing request complies with the requirements of Section 2.1 of the Agreement.  The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds therefrom:

(a)           The representations and warranties made by Borrower in the Agreement, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection therewith, are and will be correct on and as of the date of this Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date; and

(b)           no Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to this Extension of Credit.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

By:	POPE MGP, INC., a Delaware corporation, as Managing General Partner

By:

Its:

A - 1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                   ,

To:          Bank of America, N.A. (“Lender”)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 27, 2001 between Pope Resources, A Delaware Limited Partnership (“Borrower”) and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the                                      of Borrower, and that, as such, he is authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

[Use following for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.1(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.1(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and conditions (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Borrower Parties during such fiscal period has been made under my supervision with a view to determining whether during such fiscal period the Borrower Parties performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.             The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

B - 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                       ,                          .

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

By:	POPE MGP, INC., a Delaware corporation, as Managing General Partner

By:

Its:

B - 2

For the Quarter/Year ended                                    (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.14(a) — Cash Flow Coverage Ratio.

A	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):
	1.	Consolidated Net income for Subject Period:	$
	2.	Consolidated Interest Charges for Subject Period:	$
	3.	Provision for income taxes for Subject Period:	$
	4.	Depreciation expenses for Subject Period:	$
	5.	Depletion expenses for Subject Period:	$
	6.	Amortization expenses for intangibles for Subject Period:	$
	7.	Cost of Land Sold:	$
	8.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7):	$
B.	Internally financed capital expenditures:		$
C.	Consolidated Interest Charges for Subject Period:		$
D.	Required principal payments for Subject Period		$
E.	Cash Flow Coverage Ratio ((Line I.A.6 - Line I.B) ÷ (Line I.C + I.D)):		to 1

	Minimum required:		1.1 to 1

II. Section 7.14(b) — Debt to Capitalization Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:		$
B.	Market Capitalization at Statement Date:		$
C.	Sum of Consolidated Funded Indebtedness Plus Market Capitalization at Statement Date (Line II.A + II.B)		$
D.	Debt to Capitalization Ratio (Line II.A ÷ Line II.C):		to 1
	Maximum permitted:		0.50:1

B - 1

III.	Calculation of Revolving Loan Limit.

	A.	Prior to Sale of Port Ludlow Property

		Commitment at Statement Date			$

	B	After Sale of Port Ludlow Property

		1.	Commitment at Statement Date		$

		2.	Borrowing Base Limit

			a.	Market Value of Plum Creek Property	$54,241,000

			b.	Value of unencumbered timberland Acquired after Closing Date	$

			c.	Proceeds from sale of Plum Creek since Closing Date	$

			d.	Sum (III.B.2.a + III.B.2.b + III.B.2.c)	$

			e.	Borrowing Base Limit (III.B.2.d x 0.35)	$

		3.	Revolving Loan Limit (lesser of III.B.1 or III.B.2.e)		$

B - 2

EXHIBIT C

PROMISSORY NOTE

$27,000,000	March 27, 2001

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (“Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of Twenty Seven Million Dollars ($27,000,000), or such lesser principal amount of Loans (as defined in the Credit Agreement referred to below) payable by Borrower to Lender on such Maturity Date under that certain Credit Agreement dated as of March 27, 2001 between Borrower and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Agreement.  All payments of principal and interest shall be made to Lender in United States Dollars in immediately available funds at Lender’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is the “Note” referred to in the Agreement.  Reference is hereby made to the Agreement for rights and obligations of payment and prepayment, events of default and the right of Lender to accelerate the maturity hereof upon the occurrence of such events.  Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by Lender in connection with the collection or enforcement of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

By:	POPE MGP, INC., a Delaware corporation, as Managing General Partner

By:
Its:

C - 1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C - 2

EXHIBIT D

FORM OF OPINION OF COUNSEL

D - 1

EXHIBIT E

PLUM CREEK PROPERTY

Clark County

Township 5 North, Range 4 East, W.M.

Section 15:	W1/2SW1/4

Township 6 North, Range 2 East, W.M.

Section 25:	N1/2SW1/4

Cowlitz County

Township 6 North, Range 1 East, W.M.

Section 5:	SE1/4SW1/4, SW1/4SE1/4

Township 6 North, Range 2 East, W.M.

Section 1:	SW1/4

Section 3:	All Fractional

Section 5:	All Fractional

Section 9:	NW1/4NE1/4, NE1/4NW1/4

Township 6 North, Range 3 East, W.M.

Section 23:	N1/2SE1/4

Section 25:	Lots 1, NW1/4NE1/4, N1/2NW1/4

Township 7 North, Range 3 East, W.M.

Section 21:	SW1/4NE1/4, SE1/4NW1/4

Section 31:	S1/2SE1/4

Township 8 North, Range 3 East, W.M.

Section 13:	All Fractional

Section 21:	All Fractional

Section 23:	All

Skamania County

Township 6 North, Range 5 East, W.M.

Section 1:	All Fractional

Section 2:	All Fractional

Section 3:	All Fractional

Section 11:	All Fractional

Section 12:	All

Section 13:	N1/2

Township 6 North, Range 6 East, W.M.

Section 1:	All Fractional

Section 2:	All Fractional

Section 3:	All Fractional

Section 4:	Lots 1, 2, 3, S1/2NE1/4, SE1/4NW1/4, E1/2SW1/4, S1/2SW1/4SW1/4, SE1/4

Section 5:	S1/2SE1/4SE1/4, Lot 3, 4, S1/2NW1/4, W1/2SW1/4

Section 6:	Lots 1, 2, 3, 6, 7, 8, 10, 12, S1/2NE1/4, SE1/4NW1/4, E1/2SW1/4, SE1/4

Section 7:	All Fractional

Section 8:	NE1/4NE1/4, S1/2NE1/4, NW1/4NW1/4, S1/2NW1/4, S1/2

Section 9:	All

Section 10:	All

Section 11:	All

Section 12:	N1/2, N1/2S1/2

Township 7 North, Range 5 East, W.M.

Section 24:	N1/2, SW1/4

Township 7 North, Range 6 East, W.M.

Section 3:	All Fractional

Section 4:	All Fractional

Section 5:	All Fractional

Section 6:	All Fractional

Section 7:	All Fractional

Section 8:	NE1/4, W1/2E1/2NW1/4NW1/4, W1/2W1/2NW1/4,

NW1/4NE1/4SW1/4NW1/4, SE1/4NE1/4SW1/4NW1/4, SE1/4SW1/4NW1/4,

S1/2N1/2SE1/4NW1/4, S1/2SE1/4NW1/4 and S1/2

Section 9:	All

Section 10:	All

Section 11:	W1/2

Section 14:	N1/2NE1/4

Section 15:	All

Section 16:	All

Section 17:	All

Section 18:	Lots 1-4, E1/2W1/2, N1/2NE1/4, SW1/4SE1/4, SW1/4NE1/4 EXCEPT that portion conveyed to Marshall and Melba Moore by deed recorded in Book 194, Page 10

Section 19:	All Fractional

Section 20:	All

Section 21:	All

Section 22:	All

Section 23:	Lots 1, 2, W1/2, W1/2SE1/4

Section 27:	All, EXCEPTING from said Section 27 the following described tracts:

That portion conveyed to Swift Creek Estates by deed recorded under Auditor’s File No. 99965, Book 85, Page 66, described as follows:  Beginning at the Southeast corner of said Section 27; thence North 0[0]04’20” East 60.96 feet, more or less, along the Easterly line of said Section 27 to the Southerly right of way boundary of the Lewis River road, commonly called the N-90 Road; thence South 86[0]17’00” West 569.87 feet, more or less, along said Southerly right of way boundary; thence South 3[0]43’00” East 25 feet, more or less, to a point on the Southerly line of said Section 27; thence South 89[0]48’15” East 566 feet, more or less, along said Southerly line to the Point of Beginning.  ALSO EXCEPTING that portion of the E1/2SE1/4 of said Section 27, being that certain Short Plat as recorded in Skamania County on November 3, 1987, in Book 3 of Short Plats, page 125, recorded under Auditor’s File No. 104203

Section 28:	All, EXCEPTING from said Section 28 the following described tracts: Beginning at a point on the West line of said Section 28 which is South 0[0]16’55” East a distance of 1,674.98 feet from the West quarter section corner thereof and running thence South 25[0]37’ East 498.22 feet; thence South 47[0]34’30” East 595.58 feet; thence North 59[0]33’30” East 240.47 feet; thence South 40[0]26’ East 296.84 feet; thence South 89[0]49’45”West 1,050.02 feet to the Southwest corner of said Section 28;  and thence North 0[0]16’55” West 958.19 feet to the Point of Beginning.  ALSO EXCEPTING, Beginning at a point on the South line of said Section 28 which is North  89[0]49’45” East 2,006.72 feet from the Southwest corner thereof; and running thence North 78[0]19’30” East 237.50 feet; thence North 33[0]28’ East 235.01 feet; thence North 63[0]23’ East 464.47 feet; thence North 21[0]05’30” East 360.93 feet; thence North 17[0]30’30” East 212.97 feet; thence North 57[0]42’ East 110.31 feet; thence South 16[0]09’30” East 375.99 feet; thence South 10[0]31’30” East 336.26 feet; thence South 31[0]11’ West 416.74 feet to a point on the South line of said Section 28, which is South 89[0]52’30” West 2,259.98 feet from the Southeast corner thereof; thence South 89[0]52’30” West 380.01 feet to the South quarter corner of said Section 28; and thence South 89049’45” West 634.99 feet to the Point of Beginning.

Section 29:	All, EXCEPT that portion conveyed to Pacific Power and Light Co. by deed recorded under Auditor’s File No. 55342, Book 46, Page 115, described as lying South and West and below the 1,000 foot

Section 33:	All, EXCEPT that portion conveyed to Pacific Power and Light Co. by deed recorded under Auditor’s File No. 55342, Book 48, Page 115, described as those portions lying below the 1,000 foot.

Section 35:	That part of fractional section lying Southeasterly of the Swift Creek Reservoir and being above the 1,000 contour

Lewis County

Township 12 North, Range 4 East, W.M.

Section 1:

Government Lots 1, 2, 3, 4, S1/2NE1/4, NE1/4SE1/4;  ALSO that portion of the SW1/4NW1/4 lying within a 100 foot strip of land, being 50 feet on either side of the centerline of the main track of the former Chicago, Milwaukee and St. Paul Railway Company

Section 2:	The South 85 feet of the SE1/4SE1/4, lying West of U.S. Highway 12 and described in Deed recorded under Auditor’s File No. 8905420

Section 3:	SE1/4SW1/4, S1/2SE1/4

Section 9:	NE1/4NE1/4, that portion of the NW1/4NE1/4 lying Southeasterly of Highland Valley Road, S1/2NE1/4, SE1/4NW1/4, S1/2 EXCEPT the North 189 feet of the NW1/4NE1/4

Section 11:	All of said section lying Southwesterly of U.S. Highway 12

Section 17:	All

Section 19:	Government Lot 7 EXCEPT approximately 44.48 acres conveyed to the City of Tacoma by deed recorded under Auditor’s File No. 707066, lying Southwesterly of the following described line:

Beginning at the mid-point of the North line of said subdivision; thence South 44[0]00’43” East 927.54 feet, more or less, to a point on the East line of said subdivision which is South 0046’39” West a distance of 659.48 feet from the Northeast corner thereof and the terminus of said line
Section 21:	All

Section 27:

N1/2, N1/2SW1/4, SW1/4SE1/4, and that portion of the SE1/4SW1/4 EXCEPT approximately 13.80 acres in the SE1/4SW1/4 conveyed to the City of Tacoma by deed recorded under Auditor’s File No. 707066, Southwesterly of the following described line:

Beginning at a point on the West line of said subdivision South 1[0]31’07” West 550 feet from the Northwest corner of said subdivision; thence South 74[0]32’05” East 412.11 feet; thence South 53[0]07’46” East 1,107.12 feet, more or less, to the Southeast corner of said subdivision and the terminus of said line.

Section 28:	That portion of the NE1/4 of said section lying Northeasterly of the following described line:

Beginning at the Northwest corner of the SW1/4NE1/4; thence Southeasterly to the Southeast corner of said subdivision and the terminus of said line.

Section 35:	E1/2NW1/4, NE1/4 and Government Lot 4 EXCEPT approximately 13.34 acres in the
E1/2NW1/4 conveyed to the City of Tacoma by deed recorded under Auditor’s File No. 707066, lying Westerly of the following described line:

Beginning at a point on the West line of said Subdivision, North 1[0]15’10” East 350.00 feet from the Southwest corner of said Subdivision; thence South 53[0]36’43” East 611.40 feet, more or less, to a point on the South line of the NE1/4NW1/4, South 88[0]31’54”East 500 feet from the Southwest corner thereof; thence South 25[0]47’11”West 722.49 feet; thence South 33[0]27’52” East 802.76 feet, more or less, to the mid-point of the South line of the SE1/4NW1/4, said point lying South 88[0]33’50” East 657.21 feet, more or less, from the Southwest corner thereof, and the terminus of said line.

EXCEPT ALSO approximately 1.51 acres in the SW1/4NE1/4 conveyed to the City of Tacoma by deed recorded under Auditor’s File No. 707066, described as that portion of the SW1/4NE1/4 of said section lying Southerly of a line drawn 50 feet Northerly of and parallel to the South line of said subdivision;

:

EXCEPT ALSO approximately 29.75 acres in Government Lot 4 conveyed to the City of Tacoma by deed recorded under Auditor’s File No. 707066, described as lying Southwesterly of the following described line

BEGINNING at the Northwest corner of said Lot 4, said corner lying North 88[0]33’50” West 1,318.76 feet, more or less, from the East quarter corner of said Section; thence South 62[0]03’43” East 1,473.23 feet, more or less, to the mid-point of the East line of said Lot 4, said mid-point lying South 1[0]28’00” West 657.40 feet, more or less, from the East quarter corner of said Section, and the terminus of said line.

Township 12 North, Range 5 East, W.M.

Section 1:	W1/2, NE1/4, N1/2SE1/4 and the SE1/4SE1/4

Section 3:	All, TOGETHER WITH an easement for ingress and egress as described in instruments recorded under Auditor’s File Nos. 680424 and 697932

Section 5:	All, TOGETHER WITH an easement for ingress and egress over a 60 foot wide strip as described in instrument recorded July 11, 1989 under Auditor’s File No. 8905781

Section 7:	NE1/4, NE1/4SE1/4, E1/2E1/2NW1/4SE1/4, and the North 7 acres of the

W1/2E1/2NW1/4SE1/4;

TOGETHER WITH an easement for ingress and egress over a 60 foot wide strip as described in instrument recorded January 16, 1976, under Auditor’s File No. 810668.

ALSO, that portion of the SE1/4SE1/4 lying within a 100 wide strip of land being

50 feet on either side of the centerline of the main tract of the Northern Pacific

Railway Company.

Section 9:	All, TOGETHER WITH an easement for ingress and egress over an existing 50 foot wide road as described in instrument recorded June 4, 1995 under Auditor’s File No. 680424

Section 11:	All

Section 17:	E1/2, NE1/4NW1/4, S1/2SW1/4, EXCEPT approximately 7.36 acres conveyed to State of Washington for highway right-of-way by deed recorded October 2, 1951 under Auditor’s number 495492

Section 21:	W1/2NW1/4, NE1/4NW1/4, NW1/4NE1/4

Section 23:	E1/2NE1/4, SE1/4

Section 27:

S1/2 EXCEPT approximately 17.39 acres in Government Lot 6 conveyed to the City of Tacoma by deed recorded under Auditor’s File No. 707066, described as lying Northwesterly of a line running from the Southwest corner of said subdivision to the Northeast corner thereof.

Section 29:	Part of the W1/2 and the SW1/4NE1/4 lying Westerly of the following described line:

BEGINNING at the Southwest corner of said section; thence North 0[0]40’48” East along the West line of said Section 29, 657.57 feet, more or less, to the mid-point of the West line of the SW1/4SW1/4; thence North 46[0]40’01” East, 924.79 feet, more or less, to the mid-point of the North line of said SW1/4SW1/4, said mid-point lying South 88[0]01’41” East, 665.28 feet, more or less, from the West line of said section; thence South 88[0]01’41” East 665.27 feet, more or less, along the North line of said SW1/4SW1/4 to the Northeast corner of said SW1/4SW1/4; thence North 15[0]41’30” East 1323.48 feet, more or less, to the mid-point of the North line of the NW1/4NE1/4SW1/4, said mid-point lying South 87[0]01’58” East 1674.35 feet, more or less, from the West quarter corner of said section; thence North 47[0]44’40” East 1388.55 feet, more or less, to the mid-point of the West line of the NW1/4SW1/4NE1/4, said mid-point lying South 1[0]25’18” West 1643.35 feet, more or less, from the North quarter corner of said section; thence North 47[0]43’14” East, 461.26 feet, more or less, to the mid-point of the North line of the NW1/4SW1/4NE1/4, said mid-point lying North 86[0]51’49” West 2335.44 feet, more or less, from the East line of said Section.

ALSO that portion of the SE1/4NE1/4 and the SE1/4, lying Easterly of the following described line:

BEGINNING at the Northeast corner of the Southeast quarter of the Northeast quarter of said section; thence South 1[0]25’32” West along the East line of said section 292.83 feet, more or less, to a point lying South 1[0]25’32” West 1599.64 feet from the Northeast corner of said section; thence South 35[0]33’14” West 361.95 feet; thence South 52[0]00’02” West 291.51 feet; thence South 60[0]39’32” West 804.00 feet; thence South 70[0]31’07” West 229.95 feet, more or less, to the Southwest corner of the SE1/4NE1/4, said Southwest corner lying North 87[0]01’58” West 1334.38 feet, more or less, from the East quarter corner of said Section; thence South 67[0]41’02” West 283.37 feet; thence South 25[0]18’10” West 424.57 feet; thence South 3[0]34’36” East 528.26 feet; thence South 21[0]39’45” East 268.99 feet, more or less to a point on the South line of the N1/2SE1/4, North 86[0]12’25” West 1614.99 feet from the East line of said section, said point lying North 86[0]12’25” West 280.00 feet, more or less, from the Southeast corner of the NW1/4SE1/4; thence South 10[0]54’23” West 648.57 feet; thence South 32[0]05’31” West 524.38 feet; thence South 2[0]36’38” East 173.03 feet, more or less, to a point on the South line of said section, said point lying South 85[0]22’57: East 692.99 feet from the South quarter corner of said section;

EXCEPT Government Lots 1 and 2;

EXCEPT ALSO that portion of the NE1/4SE1/4 of said section lying Southeasterly of the following described line:

BEGINNING at the East quarter corner of said section, said corner lying South 1[0]25’32” West 2613.63 feet, more or less, from the Northeast corner of said section; thence South 28[0]57’37” West 1442.66 feet, more or less, the mid-point of the South line of said subdivision, said mid-point lying North 86[0]12’25” West 667.49 feet, more or less, from the Southeast corner of said subdivision.

Section 31:	NW1/4NE1/4, E1/2NW1/4 EXCEPT approximately 38.73 acres conveyed to the City of Tacoma by deed recorded under Auditor’s File No. 707066 described as follows:

(1) that portion of the SE1/4NW1/4 of said section lying Southeasterly of the following described line:

BEGINNING at the Southwest corner of said subdivision; thence North 46[0]17’26” East 927.92 feet; thence North 22[0]40’37” East 702.33 feet, more or less, to a point on the North line of said subdivision, said point lying North 88[0]22’25” West 400.00 feet from the Northeast corner of said subdivision.

(2) that portion of the NE1/4NW1/4 of said section described as follows:

BEGINNING at the Southeast corner of said subdivision; thence North 88[0]22’25” West 400.00 feet along the South line of said subdivision; thence North 0[0]36’52: East 654.67 feet; thence South 57[0]08’03” East 472.87 feet, more or less, to a point on the East line of said subdivision, said point lying North 0[0]36’43” East 409.39 feet from the Southeast corner of said subdivision, thence South 0[0]36’43” West 409.39 feet along the East line of said subdivision to the Southeast corner of said subdivision.

(3) Those portions of the NW1/4NE1/4 of said section described as follows:

BEGINNING at the Southwest corner of said subdivision; thence North 0[0]36’43” East along the West line of said subdivision 409.39 feet; thence South 57[0]08’03” East 781.10 feet, more or less, to the mid-point of the South line of said subdivision; thence North 88[0]44’26” West along the South line of said subdivision 660.61 feet, more or less, to the Southwest corner of said subdivision.

(4)

That portion of said subdivision lying Easterly of a line projected from the Northeast corner of said subdivision South 27[0]47’59” West 729.92 feet; thence South 0[0]53’39” West 653.02 feet, more or less, to the mid-point of the South line of the Southeast quarter of said NW1/4NE1/4, said mid-point lying North 88[0]44’26” West 330.30 feet, more or less, from the Southeast corner of the NW1/4NE1/4.

Township 12 North, Range 6 East, W.M.

Section 1:	All

Section 3:	All, TOGETHER WITH an easement for ingress and egress over a 50 foot wide strip as described in instrument recorded November 23, 1964 under Auditor’s File No. 672210

Section 5:	Government Lots 1, 2, 3, 4, SE1/4NE1/4, N1/2SW1/4NE1/4, S1/2NW1/4, W1/2SW1/4, W1/2NE1/4SW1/4, NE1/4NE1/4SW1/4

Section 10:	NE1/4NE1/4 and that portion of the NW1/4NW1/4 described as follows:

BEGINNING at the Northeast corner of a tract conveyed to Lewis County by deed recorded March 26, 1938 under Auditor’s File No. 314452; thence North 47[0]32’30” West along the Northerly line of said tract 285 feet; thence North 337 feet; thence East 209 feet to the East line of said NW1/4NW1/4; thence North along said East line 104.5 feet to the True Point of Beginning; thence continuing North along said East line 360 feet, more or less, to the North line of said subdivision; thence West along said North line 209 feet; thence South parallel with the East line of said subdivision to a point West of the True Point of Beginning; thence East to the True Point of Beginning.

Section 11:	N1/2

Township 12 North, Range 7 East, W.M.

Section 27:	SW1/4NE1/4NE1/4, SE1/4NE1/4

Township 13 North, Range 4 East, W.M.

Section 35:	That portion of the NE1/4NE1/4 lying Northerly of State Route No. 7, as recorded under Auditor’s File No. 789588;
ALSO that portion of the N1/2SW1/4NE1/4, NE1/4NW1/4, S1/2NW1/4 and SW1/4 lying Westerly of State Route 7, as recorded under Auditor’s File No.789588;
ALSO the West 30 feet of NE1/4SE1/4, N1/2SE1/4SE1/4, SE1/4SE1/4SE1/4 and the West 30 feet of SW1/4SE1/4SE1/4 EXCEPT Klasey Road

Township 13 North, Range 5 East, W.M.

Section 3:	All

Section 7:	W1/2, NE1/4, that portion of the SE1/4 lying Northerly of State Route 7

Section 8:	That portion of the NW1/4SW1/4 lying Northwesterly of Highway No. 7

Section 9:	All

Section 17:	S1/2, S1/2NW1/4, NE1/4

Section 29:	S1/2, NE1/4

Section 31:	All, TOGETHER WITH an easement for ingress and egress over those 60 foot wide strips as described in instrument recorded July 11, 1989 under Auditor’s File No. 8905781

Section 32:	NE1/4

Section 33:	All

Section 34:	S1/2NW1/4, N1/2SW1/4, NW1/4SE1/4

Section 35:	S1/2, S1/2N1/2, NE1/4NE1/4

Township 14 North, Range 6 East, W.M.

Section 1:	NE1/4SW1/4, SE1/4

Township 14 North, Range 7 East, W.M.

Section 6:	Government Lot 8

Township 15 North, Range 7 East, W.M.

Section 33:	Those portions of the SW1/4NW1/4, SW1/4, S1/2SE1/4 lying Southerly of the Nisqually River

Pierce County

Township 15 North, Range 6 East, W.M.

Section 25:

N1/2N1/2 and that portion of the SW1/4NW1/4 lying Northerly of the North line of Mt. Tacoma Canyon Road; ALSO part of the E1/2W1/2SE1/4NE1/4 as conveyed by Bargain and Sale Deed recorded under Auditor’s File No. 2060187  described as follows:

BEGINNING at a point on the North line of the Mountain Road, 738 feet West of the East line of said Section 25; thence West 252 feet; Thence North Parallel with the East line of said Section 25 to the North line of the SE1/4NE1/4; thence East 330 feet; Thence South to a point 220 feet North and 78 feet East of the Point of Beginning; thence West 78 feet; thence South 220 feet to the point of beginning;

EXCEPT that portion conveyed to the State of Washington by Quit Claim Deed recorded under Recording No. 9604120400.

Township 15 North, Range 7 East, W.M.

Section 35:	Parts of NE1/4SW1/4, S1/2SE1/4, lying Northerly of the Nisqually River

SCHEDULE 7.01

EXISTING INDEBTEDNESS, LIENS AND NEGATIVE PLEDGES

INDEBTEDNESS
DEBTHOLDER	Principal Amt Owed @ March 27, 2001
JOHN HANCOCK LIFE INSURANCE CO.	$12,864,764

JOHN HANCOCK LIFE INSURANCE CO. (anticipated to fund by 3/30/01)	$30,000,000

LOCAL IMPROVEMENT DISTRICT (LID) OBLIGATIONS:

GIG HARBOR	114,280

EVERETT	44,970

SEABECK	35,176

LETTERS OF CREDIT
ISSUED BY	BENEFICIARY	AMOUNT
BANK OF AMERICA	CANADIAN INTERNATIONAL DEVELOPMENT AGENCY (CIDA )	C$ 136,250

LEASE AND SURFACE MINING BONDS
BOND#	TYPE OF BOND	PURPOSE	NAME	PERMIT #	LEASE #	Prem.Renewal Date	BOND $
1675838	SURFACE MINING		CHAMBERS CONSTRUCTION			06/28/2001	5,000
1566868	SURFACE MINING		BEAVER VALLEY	70-012769		01/11/2002	8,000
1673713	SURFACE MINING		BEAVER VALLEY	1106		02/27/2002	36,000
1673712	LEASE BOND	FOR TIDE LANDS	LUDLOW MARINA		320-012407	02/01/2002	16,000
						SUB TOTAL	65,000

1

CONSTRUCTION BONDS
BOND#	TYPE OF BOND	PURPOSE	NAME	PERMIT #	LEASE #	Prem. Renewal Date	BOND $
1675832	PERFORMANCE	CONTRACTOR SURETY	STATE OF WA			06/01/2001	6,000
191573S	PERFORMANCE	SUBDIVISION IMPROVEMENTS	SEABECK HEIGHTS			06/13/2001	37,746
1564984	LICENSE/PERMIT	SEABECK HEIGHTS	09/17/2001			2,500
1719235	PERFORMANCE	MURRELET SURVEYS	CITY OF MONTESANO			03/07/2001	1,000
1836606	PERFORMANCE	DNR CONTRACT	WA ST DNR			08/08/2001	5,094
1837343	Permit Bond — Aberdeen	Road Construction	WA St DOT			10/05/2000	2,500
1721597	Performance Bond	Sewer Line Borgen Blvd.	City of Gig Harbor			07/26/2000	39,306
1838144	Performance Bond	Street, Storm, Swr, Wtr, & Signs	Timberton Village Phase III			01/23/2002	90,800
1839742	Maintenance Bond	Completed Work	City of Gig Harbor			02/22/2002	5,783
CK#0500130666	Cashiers Ck in Leu of Performance Bond	Sewer work performance	City of Gig Harbor			N/A Issued 02/28	750
						SUB TOTAL	191,479
						TOTAL BONDS	256,479

2

			NOTARY BONDS
			As of 02/28/01
BOND#	ASSIGNEE	EXPIRATION DATE	BOND $
5851095	Mary Corbett	02/27/2004	10,000

5863199	Cynde Mayson	04/01/2004	10,000

5863209	Michelle Wilcox	04/04/2004	10,000

5904342	Pam Grove	05/07/2001	10,000

5930195	Fay Schultz	01/23/2002	10,000

5930280	Wendy Battaglino	04/09/2002	10,000

5930281	Craig Jones	04/10/2002	10,000

5939523	Michael Morgan	06/04/2002	10,000

5939542	Dani Aldana	06/23/2002	10,000

5939590	Miriam Villiard	08/21/2002	10,000

593596	Jacqueline McClurg	09/14/2002	10,000

5812134	Penny Henderson	02/05/2003	10,000

6055822	D. Susan Schroader	08/01/2004	10,000

6103299	Ember Krumwied	01/24/2005	10,000
		SUB TOTAL	140,000

NON EMPLOYEE

*5897967	Gwynne Bennett	03/01/2001	10,000

*5904342	Pam Grove	05/07/2001	10,000

*5915444	Noreen James	10/01/2001	10,000

		SUB TOTAL	30,000

		TOTAL ORM	140,000

		TOTAL ALL	170,000

* Per PS&F these people are no longer our employees, therefore there is no liability to us.

3

Letters of Credit

As of 02/28/01

Letter #	Issued By	Expiration Date	Amount	Project	Purpose
3020784	Bank of America	December 2, 2002	$113,760.00	CIDA	Canadian Government - Contract Canadian $

4

SCHEDULE 9.02

NOTICE ADDRESSES AND LENDING OFFICE

BORROWER

Pope Resources, A Delaware Limited Partnership

P.O. Box 1780

19245 10th Avenue N.E.

Poulsbo, Washington 98370

Attn:	Chief Financial Officer
Telephone: 360-697-6626
Facsimile: 360-697-1156
Electronic Mail: tomringo@orminc.com

With a copy to:	Greg F. Adams
Davis Wright Tremaine LLP
2600 Century Square
1501 Fourth Avenue
Seattle, Washington 98101-1688

LENDER

Lending Office for Extensions of Credit and Payments:

BANK OF AMERICA, N.A.
CLSC—Seattle Admin #94680

P.O. Box 84448

Seattle, Washington 98124

Attn:                    Sharolynn K. Abbott
Telephone:  206-358-8549
Facsimile:  206-358-5614
Electronic Mail: sharolynn.k.abbott@bankofamerica.com
Account No. 7036787029
Ref: Pope Resources
ABA# 125000024

Notices (other than Requests for Extensions of Credit):

BANK OF AMERICA, N.A.
800 Fifth Avenue, Floor 35

Mail Code:  WA1-501-35-01

Seattle, Washington 98104

Attn:                    John N. Austenson
Telephone:  206-358-3986
Facsimile:  206-358-3971
Electronic mail:  john.n.austenson@bankofamerica.com

1